Exhibit 99.6

DVD “Realizing the Rewards of Vision” Transcript

OPENING

NARRATOR: NHP, a leading investment grade healthcare REIT traded on the New York Stock Exchange with one of the country’s largest portfolios of healthcare real estate and Pacific Medical Buildings, a 35-year veteran in medical office investment, property management and development have joined forces.

[GRAPHIC: “Over $3 billion in real estate assets”; “Over 500 owned real estate assets”]

This transforming alliance positions NHP for future growth and adds stability and diversification to its growing portfolio of over 500 assets.

NHP’s multi-year transaction with PMB starts with the acquisition of over two million square feet of modern medical office buildings located primarily in high barrier-to-entry California markets. This Class A acquisition portfolio gives NHP valuable access to over a dozen premier hospital systems.

[GRAPHIC: Catholic Healthcare West logo followed by “42 hospitals - $8.6 billion total assets”; Providence Health & Services logo followed by “29 hospitals - $7.3 billion total assets”; St. Joseph Health System logo followed by “14 hospitals - $3.3 billion total assets”]

In addition, NHP and Pacific Medical Buildings have an exclusive profit sharing agreement for the development of $1 billion of MOBs representing a growth pipeline of an addition two million square feet over the next seven years. Finally, NHP and Pacific Medical Buildings will equally own the well-regarded property management service provider, PMB Real Estate Services.

The inherent growth opportunities and cash flow stability of medical office buildings complements NHP’s investment philosophy focused on quality senior housing and skilled nursing facilities. Given the unprecedented expected growth of America’s aging population, these asset classes will continue to drive future growth. As with long-term care and senior housing, the services provided through MOBs are based on need and are recession-resistant.

NHP’s investment in MOBs began in January 2006 through a $50 million joint venture and soon expanded to additional relationships and direct investments throughout the United States.

[MULTI-STAGE GRAPHIC: “$50 million Multi-Tenant six state portfolio”; “$70 million Triple-Net Alabama MOB”; “$90 million Triple-Net Texas MOB”; “$100 million Multi-Tenant South Carolina MOB”; “$160 million Multi-Tenant Illinois portfolio”; “$180 million Triple-Net Indiana portfolio”; “$300 million Multi-Tenant Washington portfolio”]

In the Summer of 2006, NHP began earnestly pursuing a medical office building platform, recognizing that a meaningful platform would necessarily include a sizeable portfolio of Class A buildings, a tenant-focused property management group to provide on-going service, and a well-respected, time-tested developer with established relationships within growing hospital systems. The company that best fit NHP’s investment objectives was located in San Diego, California. Pacific Medical Buildings has gained the reputation of being the premiere developer of West Coast MOBs, nationally recognized for its commitment to excellence. The PMB alliance is yet another demonstration of NHP’s commitment to growth through investments in top quality healthcare real estate with proven operators and developers.

DOUGLAS M. PASQUALE (President & CEO – NHP): We don’t think there is better medial office building platform for NHP. This is truly a transformational transaction today with benefits for many years to come.

The value created by this multi-year transaction will transform NHP, establishing an enviable, four million square foot MOB platform of quality assets, exclusive access to new development, and co-ownership of a well-regarded property management service provider. With this fully integrated platform, NHP expects to realize the rewards of vision for many years to come.

NHP TRANSFORMED

DOUGLAS M. PASQUALE (President & CEO – NHP): Healthcare real estate is about a $700 billion market in the United States. NHP is among the country’s largest owners of two primary healthcare real estate asset classes—senior housing and long-term care/skilled nursing. Now, with our PMB investment, NHP has a significant presence in the $175 billion medical office buildings market. Let’s look at medical office buildings in general. The sheer size of the medical office buildings market is impressive and this asset class allows NHP to catch the front wave of the massive aging “baby boomer” population. “Baby boomers” are wealthier and more focused than any prior generation on the quality and duration of their lives. As the first wave of baby boomers turn sixty-five in 2011, Americans sixty five and older will total forty million—just ten years later, that number approaches sixty million.

But an aging population isn’t the only demand driver for medical office buildings. Government reimbursement programs, such as Medicare and Medicaid, favor procedures done in medical office buildings, not hospitals to obtain cost savings. Healthcare payers, including insurance companies, are similarly demanding a transition to lower cost alternatives. Incredible technological advances allow a growing array of medical services and procedures to be provided in medical office buildings. In terms of investment attributes, medical office buildings offer consistently high, 90% plus occupancies, much better tenant retentions than just about any commercial real estate class, steady rent growth and predictable, recession-resistant cash flow streams. Combined, these attributes provide attractive risk-adjusted internal rates of return and a compelling investment thesis.

We don’t think there is a better medical office building platform for NHP. Pacific Medical Buildings has a proud 35-year development, property management and investment history, but it’s the people that really make them special. Everything they do is centered on creating value and service for their customer. We’ve gotten to know the PMB team very well over the last couple of years and have the highest regard for them. Our initial investment portfolio of Class A medical office buildings are located in high barrier-to-entry, primarily California markets and comprise over two million square feet. NHP and PMB will equally own PMB Real Estate Services which is essential to enhancing and expanding the excellent relationship PMB has with eleven premier hospital systems, and our exclusive development agreement has us well positioned for future growth with an expected $1 billion, or two million square feet, to be developed over the next several years.

Pacific Medical Buildings creates asset class and tenant diversification for NHP, and through our multi-year $2 billion investment and development program, assures stability and growth. We believe this is a perfect way for NHP to enhance its history of creating value for shareholders through capital appreciation and providing safe, secure and growing dividends. This is truly a transformational transaction today, with benefits for many years to come.

TRANSACTION HIGHLIGHTS | WHY MEDICAL OFFICE BUILDINGS?

DONALD D. BRADLEY (Chief Investment Officer – NHP): Medical office buildings really add diversification to the NHP portfolio, not just the revenue stream but of course the property type. In addition, it gives us access to a younger population. Right now, most of our residents in our facilities are at seventy-five, eighty-five years old. Medical office buildings see people of all ages and, in fact, you’re seeing a growing number of people in their fifties and sixties using medical office buildings whether its for a knee procedure or some dental work or eyes—LASIK-type surgery.

DAVID E. SNYDER (Vice President and Controller – NHP): Doctors tend not to leave medical office buildings once they are in. Their patients are used to finding them in one place. They are generally located near a hospital or another healthcare provider. So the rent that a doctor is going to be paying in the future is going to continue to be there.

ABDO H. KHOURY (Chief Financial & Portfolio Officer – NHP): Usually ninety percent of the doctors renew at the time of renewal. So you get the stable cash flow that increases on an annual basis somewhere around three percent and then you get the chance to reset the rate at the expiration with about ninety percent of the doctors renewing.

MARK D. TOOTHACRE (President – PMB): One of the key issues we look at is a location proximate to a good hospital. So a lot of the underwriting involved in doing a medical office building transaction is to determine the strength of the underlying hospital.

TRANSACTION HIGHLIGHTS | PACIFIC MEDICAL BUILDINGS

JEFFREY L. RUSH, M.D. (Chairman – PMB): Initially, we viewed ourselves only as developers next door to hospitals; however, a few times we also built buildings that were sponsored by hospitals and that seems to have become a larger portion of our business now. The portfolio has grown consistently through development as well as from acquisition, but mainly development and that seems to be our bailiwick.

ROBERT A. ROSENTHAL, AIA (Founder Emeritus – PMB): Pacific Medical Buildings is the leading hospital-based healthcare facility developer in the West. We operate in six Western states including Washington, Oregon, California, Hawaii, Nevada and Arizona. Although most hospitals in this country are not-for-profit, hospitals have to make a surplus in order to pay for new technology, new equipment, new lines of service, new medical staff and they didn’t have that surplus.

MARK D. TOOTHACRE (President – PMB): Pacific Medical Buildings was the pioneer of the developer style medical office project. In the early 80s, hospitals typically owned these projects themselves. We came along and offered them a structure that allowed them to have doctors on their campuses without having to invest their own capital in the outpatient facilities. We provide the finest full-service development capabilities in our industry from feasibility analysis, entitlement, design, and construction, all the way through to property management. Our team operates at an extremely high level.

TRANSACTION HIGHLIGHTS | MULTI-YEAR TRANSACTION

DONALD D. BRADLEY (Chief Investment Officer – NHP): One of the most attractive features of this portfolio is that it’s primarily comprised of California facilities, especially facilities in high barrier-to-entry markets. I believe over a million square feet is located in California. It’s primarily on campus which provides direct access to the hospital healthcare systems and of course makes it hard for others to come in and build buildings because there’s only so much space on the campus. Besides California, we have Oregon, Washington, Hawaii, Nevada, Arizona covered, so we really have the Western part of the United States covered with some very high quality buildings.

BRENT CHAPPELL (Vice President, Portfolio Management – NHP): The PMB transaction involves much more than just the acquisition of a terrific portfolio of quality assets; it truly provides us with the platform that we’ve been seeking on the development side as well as the property management side and allows us to work with what we would consider to be one of the premier groups in terms of providing real estate services in the industry.

GREG NELSON (Senior Vice President Real Estate Investments – PMB): And as it turns out the real estate investment trust world is where we need to be because we need that long-term, patient money in order for us to continue to be the repeat client-partner to the hospitals that we’ve been for all these years.

MARK D. TOOTHACRE (President – PMB): We have an exclusive, seven year arrangement with NHP to develop new medical office building projects in the future. This program will allow NHP to realize the higher returns associated with development projects as compared to acquisition of existing MOBs

ABDO H. KHOURY (Chief Financial & Portfolio Officer – NHP): We get to share in the profits of the development by acquiring at the lower cap rate, and, but we don’t have to take the development on our balance sheet. So this will allow us to have a better execution on the development end.

DAVE M. BOITANO (Vice President, Senior Investment Officer (West) – NHP): As our history with PMB deepens and we have more time together working on transactions, I think we’ll find greater synergies out of the relationships between the companies in terms of both deal sourcing, underwriting, spotting appropriate opportunities and moving on them rapidly to respond to our tenant’s needs on a timely basis. This should be over the next five years a tremendous opportunity for both companies, now coming together.

TRANSACTION HIGHLIGHTS | PMB DEVELOPMENT PROCESS

JAMES ROHAN (Vice President, Development – PMB): Pacific Medical Buildings distinguishes itself from a conventional real estate developer and we believe from some of our competitors as well in that we view ourselves as a long-term partner to all of the hospital systems with which we work. That partnership takes the form of understanding the hospital’s objectives, programmatically, physician relationships, their position in the market, where they are and where they want to go. Our buildings are typically the second or third buildings for our hospital clients which speaks to our long-term relationship in how we are viewed by those hospital clients as someone that they go to, not just for a building, but also to help them in implementing what is core to their strategy.

Pacific Medical Buildings employs a six step development process that we have developed and refined over our 35 years of developing exclusively medical office buildings. The process begins with our contacting all of the prospective tenants that might take occupancy in the project, both physicians and related medical tenancies and attempt to determine the appropriate size of the project. We don’t want to over-build or under-build our projects. And when we finish the feasibility study, we present to our hospital clients a recommended size and a development plan and we express those in a development agreement and a ground lease. The development agreement is a somewhat simpler document that can be entered into rather quickly and allows us to proceed with the project. The ground lease is more formal and will be completed in a period of two to three months in discussions with the hospital and their attorneys. As we move forward, we create the schematic design of the project which allows us to make presentations to the city planning folks, on any kind of documentation they need for permits and so on and also allows us to create leasing brochures that we can take to the prospective tenants in the buildings which leads us to the next step in our project which is to pre-lease the building to a level that makes us comfortable that we have appropriately sized the building and that the rents are correct and that the structuring of the project is appropriate for the market. Once we have obtained an adequate level of pre-leasing, we complete our drawings, we enter into to whatever financing arrangements that are required with the many lenders that we use both locally and nationally and ultimately the last step of our project, we construct the project. We use architects and contractors that we choose in collaboration with our hospitals to ensure that they do a good job and they are acceptable in both politically and from a perspective of the quality of their work.